EXHIBIT 21.1

PRINCIPAL SUBSIDIARIES OF THE REGISTRANT

Name of subsidiary	State or Other Jurisdiction of Incorporation or Organization
Activision Beteiligungs GmbH	Germany

Activision Canada, Inc.	Canada

Activision Deutschland	Germany

Activision Europe, Limited	United Kingdom

Activision GmbH	Germany

Activision International B.V.	The Netherlands

Activision International Europe, LLC	California

Activision Productions, Inc.	Delaware

Activision Pty Ltd.	Australia

Activision Publishing Europe, LLP	United Kingdom

Activision Publishing, Inc.	Delaware

Activision Publishing International, Inc.	California

Activision Texas, Inc.	Texas

Activision U.K. Ltd.	United Kingdom

Activision Value Publishing, Inc.	Minnesota

Activision Vermogensverwaltungs GmbH	Germany

Advantage Entertainment Distribution Limited	United Kingdom

ATVI France SARL	France

CD Contact Data BV	The Netherlands

CD Contact Data GmbH	Germany

CentreSoft Ltd.	United Kingdom

Combined Distribution Holdings Ltd.	United Kingdom

Contact Data Belgium N.V.	Belgium

Expert Software, Inc.	Delaware

Gray Matter Interactive Studios, Inc.	California

Igloo Distribution Limited	United Kingdom

Kaboom.com, Inc.	Delaware

Luxoflux, Inc.	Delaware

NBG EDV Handels & Verlags GmbH & Co. KG	Germany

Neversoft Entertainment, Inc.	California

PDQ Distribution Ltd.	United Kingdom

Shaba Games, Inc.	Delaware

Target Software Vertriebs GmbH	Germany

Treyarch Corporation	Delaware

Z-Axis, Ltd.	Nevada